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                                                                  Exhibit 4.3(b)

     AMENDMENT NO. 2 TO RIGHTS AGREEMENT ("Amendment No. 2"), between NATIONAL MEDIA CORPORATION, a Delaware corporation (the "Company"), and MELLON SECURITIES TRUST COMPANY, a New York Corporation, as Rights Agent (the "Rights Agent").

                            W I T N E S S E T H

     WHEREAS, on January 3, 1994, the Company and the Rights Agent entered into that certain Rights Agreement (as amended by Amendment No. 1 to Rights Agreement dated as of March 6, 1994, the "Rights Agreement"); and

     WHEREAS, pursuant to Section 27 of the Rights Agreement, this Amendment No. 2 may be entered into by the Company and the Rights Agent without the approval of any holders of Rights.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto hereby agree as follows:

     1. The definition of "Acquiring Person" set forth in Section 1(a) of the Rights Agreement is hereby amended by adding to the second sentence thereof, after the words "that certain Agreement and Plan of Merger dated as of March 6, 1994 by and among the Company, ValueVision Acquisition I Corp. (the "Merger Agreement") or (ii)" The following new language:

               "the execution, or consummation of the transactions contemplated by, (A) that certain Term Sheet for the Purchase of Debt and Warrants in National Media Corporation by Safeguard Scientifics, Inc. dated September 26, 1994, and/or (B) that certain Term Sheet for the Purchase of Preferred Stock and Warrants of National Media Corporation by Technology Leaders L.P. dated September 26, 1994, or (iii)"

     2. Section 3(a) of the Rights Agreement is hereby amended by adding as a new third sentence thereof (to be inserted after language added by Amendment No. 1 to the Rights Agreement, dated March 6, 1994) the following:

          "Notwithstanding the foregoing, no Distribution Date shall occur as a result of the execution, or consummation of the transactions contemplated by, (A) that certain Term Sheet for the Purchase of Debt and Warrants in National Media Corporation by Safeguard Scientifics, Inc. dated September 26, 1994, and/or (B) that certain Term Sheet for




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          the Purchase of Preferred Stock and Warrants of National Media
          Corporation by Technology Leaders L.P. dated September 26, 1994."

     3. Capitalized terms used but not defined in this Amendment No. 2 shall have the respective meanings ascribed thereto in the Rights Agreement.

     4. Except as expressly amended by this Amendment No. 2, the Rights Agreement shall remain in full force and effect as the same was in effect immediately prior to the effectiveness of this Amendment No. 2.

     5. This Amendment No. 2 shall be governed and construed on the same basis as the Rights Agreement, as set forth therein.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to the Rights Agreement to be executed by their respective officers thereunto duly authorized as of September 26, 1994.


                                 NATIONAL MEDIA CORPORATION


                                 By:      /s/ Mark P. Hershhorn
                                          ----------------------
                                          Name:    Mark P. Hershhorn
                                          Title:   President



                                 MELLON SECURITIES TRUST COMPANY


                                 By:      /s/ Paul H. Buchbaum
                                         -----------------------
                                         Name:   Paul H. Buchbaum
                                         Title:  Senior Vice President





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